Exhibit (l)(2)

                               PURCHASE AGREEMENT

         FDI Distribution Services, Inc. ("FDI"), a Delaware corporation, and TD Waterhouse Family of Funds, Inc. (the "Company"), a Maryland corporation, hereby agree with each other as follows:

            1. The Company, on behalf of each of California Municipal Money Market Portfolio and the New York Municipal Money Market Portfolio (the "New Funds"), hereby offers FDI, and FDI hereby purchases one (1) share of each New Fund at a price of $1.00 per share.

            2. FDI is authorized and otherwise duly qualified to purchase and hold such share and to enter into this Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of August, 2000.

                                   FDI Distribution Services, Inc.

ATTEST:

/s/ Karen Jacoppo-Wood             By: /s/ Margaret W. Chambers
5.                                         Name:  Margaret W. Chambers

                                   Title:  Executive Vice President

                                   TD Waterhouse Family of Funds, Inc.

ATTEST:

/s/ Karen Jacoppo-Wood             By: /s/ George A. Rio
                                       Name: George A. Rio

                                   Title: President